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                                                                      EXHIBIT 11



                               THE O'GARA COMPANY



           COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER COMMON SHARE


        YEAR ENDED DECEMBER 31, 1995 AND SIX MONTHS ENDED JUNE 30, 1996



                                                 PRO FORMA
                                              WEIGHTED AVERAGE
                                              NUMBER OF COMMON                       PRO FORMA EARNINGS
                                                   SHARES          PRO FORMA NET      (LOSS) PER COMMON
                                                OUTSTANDING        INCOME (LOSS)            SHARE
                                              ----------------   -----------------   -------------------
Year Ended December 31, 1995:
  Shares outstanding January 1, 1995........      3,568,008         $        --            $    --
  Weighted average shares issued during the
     period (922,370 shares)................        833,492                  --                 --
  Newly issued shares necessary to fund
     payment of certain indebtedness and AAA
     distributions (2,235,151 shares at
     $8.72 per share estimated net proceeds
     to fund $19,497,395)...................      2,235,151                  --                 --
  Pro forma net loss........................             --            (363,080)                --
                                              ----------------   -----------------         -------
                                                  6,636,651         $  (363,080)           $ (0.05)
                                              ==============     ==============      ==============
Six Months Ended June 30, 1996:
  Shares outstanding December 31, 1995......      4,490,383         $        --            $    --
  Dilutive stock options outstanding........        121,463                  --                 --
  Newly issued shares necessary to fund
     payment of certain indebtedness and AAA
     distributions (2,364,991 shares at
     $8.72 per share estimated net proceeds
     to fund $20,630,000)...................      2,364,991                  --                 --
  Pro forma net income......................             --           2,619,970                 --
                                              ----------------   -----------------         -------
                                                  6,976,837         $ 2,619,970            $  0.38
                                              ==============     ==============      ==============


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NOTE: Due to the pro forma net loss for the year ended December 31, 1995, stock options are not included as they would be anti-dilutive.